Exhibit 99.1
For immediate release
March 20, 2025

Rush Street Interactive Adds Former Delaware Governor and Ambassador Jack Markell to its Board

CHICAGO, March 20, 2025 - Rush Street Interactive, Inc. (NYSE: RSI), a leading online casino and sports betting company in the United States and the rest of the Americas, today announced that it has elected Jack Markell to its board of directors.

“We are excited to welcome Jack to our board,” said Richard Schwartz, CEO of Rush Street Interactive. “His experience in business and government will be invaluable as we continue to expand our footprint across the Americas and enhance our offerings. We look forward to his contributions and are confident that his expertise will help drive our future success”.

Markell was formerly Governor of Delaware for two terms and also served as Ambassador to Italy and San Marino in Rome and Ambassador to the Organization for Economic Cooperation and Development in Paris. Since ending his time as Governor, Markell also has served on the boards of several companies.

Markell first won elected office in 1999 as Delaware’s State Treasurer. He remained in that office for 10 years and three successful elections before becoming Governor. Prior to entering public service, Markell held executive positions for Comcast, Nextel and McKinsey and Company.

About Rush Street Interactive
RSI is a trusted online gaming and sports entertainment company focused on markets in the United States, Canada and Latin America. Through its brands, BetRivers, PlaySugarHouse and RushBet, RSI was an early entrant in many regulated jurisdictions. It currently offers real-money mobile and online operations in fifteen U.S. states: New Jersey, Pennsylvania, Indiana, Colorado, Illinois, Iowa, Michigan, Virginia, West Virginia, Arizona, New York, Louisiana, Maryland, Ohio and Delaware, as well as in the regulated international markets of Colombia, Ontario (Canada), Mexico and Peru. RSI offers, through its proprietary online gaming platform, some of the most popular online casino games and sports betting options in the United States. Founded in 2012 in Chicago by gaming industry veterans, RSI was named the EGR North America Awards Customer Services Operator of the Year five years in a row (2020-2024), the 2022 EGR North America Awards Operator of the Year and Social Gaming Operator of the Year, and the SBC Latinoamérica Awards 2024 Casino Operator of the Year and 2021 Sportsbook Operator of the Year. RSI was the first U.S.-based online casino and sports betting operator to receive RG Check iGaming Accreditation from the Responsible Gaming Council. For more information, visit www.rushstreetinteractive.com.

Contacts
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